Exhibit 99.2

The estimated additional expenses incurred by the Company in connection with its issuance and sale of the Common Stock are set forth in the following table:

Nasdaq fees	$10,416
Accounting fees and expenses	5,000
Legal fees and expenses	40,000
Printing expenses	3,000
Miscellaneous	1,584
Total	$60,000